Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces First Quarter 2005 Financial Results

NASSAU, THE BAHAMAS, April 27, 2005 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the first quarter ended March 31, 2005.

Financial Results

Steiner Leisure's revenues for the first quarter ended March 31, 2005 rose 17.1% to $94.7 million from $80.9 million during the comparable quarter in 2004. Income from continuing operations, before discontinued operations for the first quarter, was $9.1 million compared with $8.1 million for the same quarter in 2004.

Earnings per share before discontinued operations for both the first quarter ended March 31, 2005 and 2004 was $0.48 per share. The earnings per share data are presented on a diluted basis.

Leonard I. Fluxman, President and Chief Executive Officer of Steiner Leisure, commented "We are very pleased with our first quarter results. The momentum from 2004 has continued into the first quarter of 2005 as most of the key elements of our businesses performed very well."

Corporate Overview

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 118 cruise ships, and in 51 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Lines, Caesars Entertainment, Celebrity Cruises, Crystal Cruises, Cunard/Seabourn Cruise Lines, Hilton Hotels, Holland America Line, Kerzner International, Marriott Hotels, Norwegian Cruise Lines, Princess Cruises and Royal Caribbean Cruises. Our Elemis Limited subsidiary manufactures its Elemis® brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs and destination spas. Elemis®, as well as other Steiner products, including La Therapie®, Ionithermie, and Steiner Hair Care, are available at www.timetospa.com.

Steiner Leisure also owns and operates three post secondary schools (comprised of a total of seven campuses) located in Miami, Fort Lauderdale, Orlando and Sarasota, Florida; Baltimore, Maryland; York, Pennsylvania and Charlottesville, Virginia. Offering degree and non-degree programs in massage therapy and skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

Conference Call

The Company will be holding a conference call at 11:00 am (EST) on Thursday, April 28, 2005. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (706) 679-5917 for domestic and international calls approximately ten minutes before the scheduled time. This call is available for replay from Thursday, April 28, 2005 (approximately 3 hours after the call takes place) until Monday, May 2, 2005 at 5:00 pm. You may reach it by dialing (706) 645-9291 for both domestic and international calls. The conference ID # is 5585216.

SELECTED FINANCIAL DATA

($ in thousands, except per share data)

(Unaudited)

	First Quarter Ended
	March 31,
	2005	2004
Revenues:
Services	$65,326	$55,967
Products	29,418	24,938
Total revenues	94,744	80,905

Cost of Sales:
Cost of services	51,292	44,249
Cost of products	22,355	18,262
Total cost of sales	73,647	62,511
Gross profit	21,097	18,394

Operating Expenses:
Administrative	5,630	4,304
Salary and payroll taxes	5,695	4,827
Total operating expenses	11,325	9,131
Income from continuing operations	9,772	9,263

Other Income (Expense):
Interest expense	(51)	(654)
Equity and minority interest	--	116
Other income	148	16
Total other income (expense)	97	(522)

Income from continuing operations before provision for income taxes and discontinued operations	9,869	8,741

Provision for income taxes	773	613

Income from continuing operations before discontinued operations	9,096	8,128

Loss from discontinued operations (which includes loss on disposal in 2005 and 2004 of $-- and $5, respectively), net of taxes	(14)	(72)

Net income	$9,082	$8,056

Income (loss) per share-Basic:
Income before discontinued operations	$0.51	$0.49
Loss from discontinued operations	--	--
	$0.51	$0.49

Income (loss) per share-Diluted:
Income before discontinued operations	$0.48	$0.48
Loss from discontinued operations	--	--
	$0.48	$0.48
Weighted average shares outstanding:
Basic	17,999	16,479
Diluted	18,886	16,947

STATISTICS

	First Quarter Ended
	March 31,
	2005	2004

Average number of ships served[1]:	115	106
Spa	82	73
Non-Spa	33	33

Average total number of staff on ships served:	1,617	1,421
Spa	1,382	1,196
Non-Spa	235	225

Revenue per staff per day[2]:	$447	$409
Spa	$475	$432
Non-Spa	$287	$286

Average weekly revenues:	$43,878	$38,262
Spa	$56,255	$49,560
Non-Spa	$13,973	$13,534

Average number of land based spas served[3]	47	52

Average weekly land based spas revenues	$28,404	$24,774

Total schools revenues[4]	$4,426,000	$4,546,000

Total wholesale and retail product revenues	$7,924,000	$6,788,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the period varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.

4.Includes $217,000 and $189,000 for the three months ended March 31, 2005 and 2004, respectively, relating to the Steiner training school near London, England.